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EXHIBIT 5.1

December 1, 2003

eCollege.com
4900 South Monaco Street
Denver, Colorado 80237

  Re:
  eCollege.com Form S-3 Registration Statement

Ladies and Gentlemen:

        As counsel for eCollege.com, a Delaware corporation (the "Company"), we have examined the above-referenced Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Registration Statement"), that the Company is filing with the Securities and Exchange Commission with respect to the registration of 3,324,992 shares of its common stock, par value $0.01 per share (the "Shares").

        We have also examined the Company's Restated Certificate of Incorporation, By-laws and the record of its corporate proceedings, certified as being complete, true and correct by the Secretary of the Company, a certificate issued by the Delaware Secretary of State, dated as of November 18, 2003, relating to the good standing of the Company in the State of Delaware, and have made such other investigation as we have deemed necessary in order to express the opinion set forth below.

        We have assumed that the Shares have been issued and delivered to the purchasers listed on Schedule A attached hereto (collectively, the "Purchasers") against payment therefor in accordance with the following agreements (collectively, the "Stock Purchase Agreements"):

        1.     Stock Purchase Agreements, dated as of August 13, 2003, between the Company and the purchasers identified on the Schedule of Purchasers on Schedule A thereto;

        2.     Stock Purchase Agreement dated as of September 15, 2003, among Leeds Equity Partners III, L.P., Other Selling Parties Party Hereto, Datamark Inc. and the Company; and

        3.     Stock Purchase Agreement dated as of October 31, 2003, among the Company and the investors listed on Schedule I attached thereto.

        We have also assumed that the Stock Purchase Agreements constitute the legal, valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms.

        Based on such investigation and assumptions, it is our opinion that the Shares have been validly issued and are fully paid and non-assessable.

        We hereby consent to all references to us in the Registration Statement and all amendments to the Registration Statement. We further consent to the use of this opinion as an exhibit to the Registration Statement. We express no opinion as to any matters not expressly set forth herein.

Very truly yours,

/s/ HOLME ROBERTS & OWEN LLP

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  EXHIBIT 5.1